Exhibit 99.2

March 18, 2004

Dear Shareholder:

I am pleased to inform you that our Board of Directors has approved a shareholder rights plan. Under this plan, all shareholders of record as of March 29, 2004 will receive a dividend distribution of one preferred share purchase right for each outstanding share of 1ST Constitution Bancorp common stock.

The rights plan was adopted to provide protection to 1ST Constitution Bancorp shareholders in the event of an unsolicited attempt to acquire the Company. The plan does not prevent such an acquisition, but is designed to prevent the use of unfair takeover tactics and encourage anyone seeking to acquire the Company to first negotiate with the Board of Directors. The plan should also give the Board of Directors the ability to develop alternatives if the Company is subjected to an unsolicited tender offer that the Board does not believe to be adequate. Our overriding objective in adopting the rights plan is to preserve 1ST Constitution’s Bancorp’s long-term value for all shareholders.

The rights plan is described in greater detail in the Form 8-K, which the company filed with the Securities and Exchange Commission on March 18, 2004. As the Rights are not exercisable until certain events occur, no Rights certificate will be issued at this time. If an event occurs which causes the Rights to be exercisable, the Company will then issue Rights certificates. It is not necessary for you to take any action or respond at this time. The distribution of Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to you, and will not affect your trading of 1ST Constitution Bancorp common stock.

Thank you for your continued support and confidence.

Very truly yours,

Robert F. Mangano

President & Chief Executive Officer